Exhibit 99.1

News Release

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Third Quarter Closings of 2,115, an increase of 15% over the prior year, and Earnings per Share of $0.83

SCOTTSDALE, Ariz., Oct. 31, 2018 –– Taylor Morrison Home Corporation (NYSE: TMHC) today reported third quarter total revenue of $1,036 million and home closings gross margin, inclusive of capitalized interest, of 18.9 percent leading to diluted earnings per share of $0.83.

Third Quarter 2018 Highlights:

•	Net income was $94 million with diluted earnings per share of $0.83

•	Home closings were 2,115, a 15% increase over the prior year quarter

•	Total revenue was $1,036 million, a 14% increase over the prior year quarter

•	Sales per outlet were 2.2, a 10% increase over the prior year quarter

•	Net sales orders were 1,822, a 3% increase over the prior year quarter

•	Home closings gross margin, inclusive of capitalized interest, was 18.9 percent, a sequential improvement of 90 basis points from the second quarter of 2018

“I’m pleased to share that once again we have delivered or exceeded on all points of our guidance—a direct reflection of our teams’ effort and focus on driving shareholder value,” said Chairman and CEO, Sheryl Palmer.

For the third quarter, net sales orders were 1,822 with an average community count of 275. The Company ended the quarter with 4,449 units in backlog with a sales value of more than $2.3 billion.

“On Oct. 2, we announced the closing of the AV Homes acquisition, the timing consistent with what we shared in early June when we made our initial announcement with the intent to acquire,” added Palmer. “We’re very pleased with the purchase at book value and believe it to be the right strategic transaction, at the right price and time. From that initial announcement through today, all parties involved have worked at an accelerated pace to assure that we would be in the best position for a successful integration. Today, the integration is further along than I would have imagined by this point and I’m delighted with our progress.”

Palmer also added, “The sales environment has been getting a lot of coverage this earnings cycle as the industry has seen moderation in sales paces. We believe there are differing factors at play including an adjustment period as buyers assess the interest rate and affordability environment. Looking at the macro data—including the underbuilding of single-family homes and a healthy U.S. economy—at this time, we believe this break in momentum is likely a pause in the extended cycle.”

“Our earnings before income taxes were $101 million, or 9.7 percent of revenue. Home closings gross margin, inclusive of capitalized interest, was 18.9 percent, representing a 30 basis point increase from the third quarter of 2017 and a 90 basis point increase from the second quarter of 2018,” said Dave Cone, Executive Vice President and Chief Financial Officer. “Income taxes were $6 million for the quarter, representing an effective tax rate of 6.4 percent. This was driven by a number of one-time tax reductions including accelerated deductions following an inventory analysis, a favorable conclusion of a state tax audit and utilization of foreign tax credits relating to the deemed repatriation of foreign earnings mandated by tax reform.”

Homebuilding inventories were $3.3 billion at the end of the quarter, including 5,478 homes in inventory, compared to 5,282 homes in inventory at the end of the prior year quarter. Homes in inventory at the end of the quarter consisted of 3,478 sold units, 381 model homes and 1,619 inventory units, of which 247 were finished.

The Company finished the quarter with $383 million in cash, total debt of $1.46 billion and a net homebuilding debt to capitalization ratio of 30.4 percent. The Company purchased approximately 3 million of its shares for $48 million since the close of the AV Homes transaction in early October 2018. The remaining balance on the share repurchase authorization is $48 million, which expires at the end of this year. As of September 30, 2018, Taylor Morrison owned or controlled approximately 42,000 lots, representing 5.0 years of supply, and is focused on securing land for 2020 and beyond.

Earlier this month, the Company announced a corporate structure reorganization related to the dual class share structure and final repatriated proceeds from the sale of our Monarch business in Canada. The latter will result in two fourth quarter expenses for a total of about $36 million; $20 million will be in the other expense line and is a non-cash event and the other approximately $16 million charge will be in the tax expense line which is factored into the effective tax rate guidance and it is a cash event. As a result of this reorganization, the Company will reduce future tax expense.

Quarterly Financial Comparison
($ thousands)
	Q3 2018	Q3 2017	Q3 2018 vs. Q3 2017
Total Revenue	$1,036,379	$908,027	14.1%
Home Closings Revenue	$1,014,168	$886,249	14.4%
Home Closings Gross Margin	$191,218	$164,612	16.2%
	18.9%	18.6%	30 bps increase
SG&A	$100,520	$94,850	6.0%
% of Home Closings Revenue	9.9%	10.7%	80 bps leverage

Fourth Quarter and Full Year 2018 Business Outlook Including AV Homes

Fourth Quarter 2018:

•	Average active community count is expected to be approximately 330

•	Home closings are expected to be about 3,125

•	Home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be in the mid 16 percent range

•	SG&A as a percentage of homebuilding revenue is expected to be in the low to mid 9 percent range

•	Effective tax rate, inclusive of one time charges, is expected to be between 42 and 44 percent

•	Effective tax rate, excluding one time charges, is expected to be between 23 and 25 percent

•	Diluted share count is expected to be about 119 million

Full Year 2018:

•	Average active community count is expected to be approximately 300

•	Average monthly absorption pace is expected to be about 2.4 per outlet

•	Home closings are expected to be about 8,800

•	Home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be in the high 17 percent range

•	SG&A as a percentage of homebuilding revenue is expected to be in the low 10 percent range

•	Income from unconsolidated joint ventures is expected to be approximately $12 million

•	Land and development spend is expected to be approximately $1.1 billion

•	Effective tax rate, inclusive of one time charges, is expected to be between 22 and 24 percent

•	Diluted share count is expected to be about 115 million

Earnings Webcast

A public webcast to discuss the third quarter 2018 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the passcode is 5098754. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017 and 2018 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions (including as a result of recent extreme weather conditions); slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; impacts from the recently enacted tax reform legislation; shortages in, disruptions of and cost of labor; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; higher cancellation rates; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots; decreases in the market value of our land inventory; new or changes in government regulations and legal challenges; our compliance with environmental laws; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our mortgage operations and title services business; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our debt and the agreements governing such debt; our ability to access the capital markets; risks related to our structure and organization; the inherent uncertainty associated with financial or other projections; and risks related to the integration of Taylor Morrison and AV Homes and the ability to recognize the anticipated benefits from the combination of Taylor Morrison and AV Homes. In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Home closings revenue, net	$1,014,168	$886,249	$2,703,692	$2,526,830
Land closings revenue	5,170	4,299	18,335	11,419
Financial services revenue	17,041	17,479	47,513	47,362

Total revenues	1,036,379	908,027	2,769,540	2,585,611
Cost of home closings	822,950	721,637	2,202,377	2,062,437
Cost of land closings	3,979	3,002	14,704	7,869
Financial services expenses	10,451	12,070	31,647	30,874

Total cost of revenues	837,380	736,709	2,248,728	2,101,180
Gross margin	198,999	171,318	520,812	484,431
Sales, commissions and other marketing costs	67,504	61,476	185,806	178,609
General and administrative expenses	33,016	33,374	101,795	100,396
Equity in income of unconsolidated entities	(2,514)	(2,787)	(9,777)	(6,943)
Interest income, net	(670)	(135)	(1,289)	(314)
Other expense, net	798	415	4,889	828

Income before income taxes	100,865	78,975	239,388	211,855
Income tax provision	6,424	24,282	38,123	65,631

Net income before allocation to non-controlling interests	94,441	54,693	201,265	146,224
Net income attributable to non-controlling interests - joint ventures	(159)	(427)	(428)	(625)

Net income before non-controlling interests	94,282	54,266	200,837	145,599

Net income attributable to non-controlling interests	(714)	(21,390)	(4,391)	(76,810)

Net income available to Taylor Morrison Home Corporation	$93,568	$32,876	$196,446	$68,789

Earnings per common share
Basic	$0.84	$0.45	$1.75	$1.21
Diluted	$0.83	$0.45	$1.73	$1.21
Weighted average number of shares of common stock:
Basic	111,396	72,471	112,449	56,791
Diluted	113,440	121,183	116,378	120,991

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$382,054	$573,925
Restricted cash	1,319	1,578

Total cash, cash equivalents, and restricted cash	383,373	575,503
Owned inventory	3,255,300	2,956,709
Real estate not owned	13,811	2,527

Total real estate inventory	3,269,111	2,959,236
Land deposits	47,855	49,768
Mortgage loans held for sale	83,751	187,038
Hedging assets	2,329	1,584
Prepaid expenses and other assets, net	56,828	72,334
Other receivables, net	98,048	94,488
Investments in unconsolidated entities	179,249	192,364
Deferred tax assets, net	105,356	118,138
Property and equipment, net	38,258	7,112
Intangible assets, net	1,337	2,130
Goodwill	66,198	66,198

Total assets	$4,331,693	$4,325,893

Liabilities
Accounts payable	$124,731	$140,165
Accrued expenses and other liabilities	188,681	201,540
Income taxes payable	—	4,525
Customer deposits	189,116	132,529
Senior notes, net	1,241,514	1,239,787
Loans payable and other borrowings	160,173	139,453
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	54,457	118,822
Liabilities attributable to real estate not owned	13,811	2,527

Total liabilities	$1,972,483	$1,979,348

Stockholders’ Equity
Total stockholders’ equity	2,359,210	2,346,545

Total liabilities and stockholders’ equity	$4,331,693	$4,325,893

Homes Closed and Home Closings Revenue, Net

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2018	2017	Change	2018	2017	Change	2018	2017	Change
East	953	776	22.8%	$392,767	$311,526	26.1%	$412	$401	2.7%
Central	594	531	11.9	272,980	253,556	7.7	460	478	(3.8)
West	568	535	6.2	348,421	321,167	8.5	613	600	2.2

Total	2,115	1,842	14.8%	$1,014,168	$886,249	14.4%	$480	$481	(0.2)%

	Nine Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2018	2017	Change	2018	2017	Change	2018	2017	Change
East	2,528	2,238	13.0%	$1,033,553	$891,740	15.9%	$409	$398	2.8%
Central	1,645	1,512	8.8	780,682	723,758	7.9	475	479	(0.8)
West	1,481	1,585	(6.6)	889,457	911,332	(2.4)	601	575	4.5

Total	5,654	5,335	6.0%	$2,703,692	$2,526,830	7.0%	$478	$474	0.8%

Net Sales Orders:
	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2018	2017	Change	2018	2017	Change	2018	2017	Change
East	710	777	(8.6)%	$289,200	$302,795	(4.5)%	$407	$390	4.4%
Central	617	521	18.4	298,111	247,084	20.7	483	474	1.9
West	495	463	6.9	306,004	300,815	1.7	618	650	(4.9)

Total	1,822	1,761	3.5%	$893,315	$850,694	5.0%	$490	$483	1.4%

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2018	2017	Change	2018	2017	Change	2018	2017	Change
East	2,604	2,923	(10.9)%	$1,096,008	$1,132,839	(3.3)%	$421	$388	8.5%
Central	2,204	1,826	20.7	1,064,852	864,797	23.1	483	474	1.9
West	1,799	1,813	(0.8)	1,128,763	1,088,661	3.7	627	600	4.5

Total	6,607	6,562	0.7%	$3,289,623	$3,086,297	6.6%	$498	$470	6.0%

Sales Order Backlog:
	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2018	2017	Change	2018	2017	Change	2018	2017	Change
East	1,589	1,905	(16.6)%	$754,666	$774,001	(2.5)%	$475	$406	17.0%
Central	1,610	1,272	26.6	814,173	653,415	24.6	506	514	(1.6)
West	1,250	1,182	5.8	771,135	697,790	10.5	617	590	4.6

Total	4,449	4,359	2.1%	$2,339,974	$2,125,206	10.1%	$526	$488	7.8%

Average Active Selling Communities:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
East	109	130	(16.2)%	119	127	(6.3)%
Central	118	118	—	119	118	0.8
West	48	45	6.7	50	51	(2.0)

Total	275	293	(6.1)%	288	296	(2.7)%

Reconciliation of Non-GAAP Financial Measures

The following tables set forth reconciliations of: (i) EBITDA and adjusted EBITDA to net income before allocation to non-controlling interests, (ii) adjusted income tax and (iii) net homebuilding debt to total capitalization ratio.

Adjusted EBITDA is a non-GAAP financial measure that measures performance by adjusting net income to exclude interest amortized to cost of sales and interest income, net, income taxes, depreciation and amortization, non-cash compensation expense and loss on extinguishment of debt, if any. Adjusted income tax is a non-GAAP financial measure that measures our income tax liabilities by adjusting income taxes payable to exclude a number of one-time tax reductions including an acceleration of tax deductions following an inventory analysis, a favorable conclusion of a state tax audit centered on NOL’s and benefit due to a repatriation of foreign earnings and utilization of foreign tax credits. Net homebuilding debt to capitalization is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe adjusted EBITDA provides useful information to investors regarding our results of operations because it allows investors to evaluate our performance without the effects of various items we do not believe are characteristic of our ongoing operations or performance and because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or non-recurring items. We believe adjusted income tax provides useful information to investors because it allows investors to evaluate our income tax liabilities without the effects of various items we do not believe are characteristic of our ongoing income tax exposure and because it assists both investors and management in analyzing and benchmarking the value of our business. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Dollars in thousands)	2018	2017
Net income before allocation to non-controlling interests	$94,441	$54,693
Interest income, net	(670)	(135)
Amortization of capitalized interest	21,345	21,789
Income tax provision	6,424	24,282
Depreciation and amortization	985	896

EBITDA	$122,525	$101,525
Non-cash compensation expense	3,591	3,377

Adjusted EBITDA	$126,116	$104,902

Adjusted Income Tax Provision Reconciliation

	Three Months Ended September 30,
(Dollars in thousands)	2018	2017
Income tax provision	$6,424	$24,282
Acceleration of tax deductions related to inventory	$8,075	$—
Settlement of state tax audit	$7,875	$—
Utilization of foreign tax credits related to the repatriation of foreign earnings	$3,220	$—

Adjusted income tax provision	$25,594	$24,282

Adjusted effective tax rate	25.4%	30.7%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of September 30, 2018
Total debt	$1,456,144
Unamortized debt issuance costs	8,486
Less mortgage warehouse borrowings	54,457

Total homebuilding debt	$1,410,173
Less cash and cash equivalents	382,054

Net homebuilding debt	$1,028,119
Total equity	2,359,210

Total capitalization	$3,387,329

Net homebuilding debt to capitalization ratio	30.4%